Exhibit 99.1

VAALCO ENERGY ANNOUNCES YEAR-END 2017 PROVED RESERVES INCREASED 15% AND ACHIEVED 127% RESERVE REPLACEMENT

SEC PV-10 VALUE MORE THAN DOUBLED TO $22.5 MILLION WHILE FORWARD STRIP BASED PV-10 VALUE WAS $39.3 MILLION

HOUSTON – January 25, 2018 – VAALCO Energy, Inc. (NYSE: EGY) today announced year-end 2017 proved reserves rose to 3.0 million barrels of oil equivalent (“MMBOE”), up 15% from 2.6 MMBOE at year-end 2016. The Company’s 2017 proved reserve additions of 1.9 MMBOE resulted in a reserve replacement ratio of 127%. VAALCO’s reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., who has provided annual independent estimates of VAALCO’s year-end reserves for over 15 years.

VAALCO’s proved reserves of 3.0 MMBOE at December 31, 2017, consisted of 100% oil. In 2017, the Company added 1.3 MMBOE of reserves through reservoir performance additions and 0.6 MMBOE through positive pricing revisions. Preliminary 2017 estimated production totaled 1.5 MMBOE. All of VAALCO’s proved reserves are proved developed and are located offshore Gabon in the Etame Marin Permit area.

The present value of the proved reserves discounted at 10% (“PV-10 Value”) at year-end 2017, utilizing SEC pricing of $54.42 per barrel of oil (average of monthly prices on the first of each month for calendar year 2017), more than doubled to $22.5 million from $9.4 million at December 31, 2016. Utilizing forward strip pricing at year-end 2017 of $65.38 for 2018, $61.65 for 2019, $59.10 for 2020, and $57.96 for 2021, per barrel of oil, the PV-10 value would have been $39.3 million.  VAALCO receives pricing for its crude that is correlated to Brent oil prices.

Cary Bounds, Chief Executive Officer commented, “We are very pleased with this positive outcome for our year-end 2017 reserves. We continue to demonstrate strong reserve growth through reservoir performance and other positive revisions. We are very optimistic as we enter 2018 with increasing oil pricing, in particular Brent, and our strong commitment to operational excellence. In this improving environment we are confident in our development prospects on our offshore Gabon asset and will look for opportunities to further grow our assets and reserves.”

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of the Republic of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, production and sales projections, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by our current lender or future lenders, the risks associated with liquidity, the risk that our negotiations with the governments of the Republic of Gabon and the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended September 30, 2017, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman 713-623-0801